Exhibit 99.1

For Immediate Release: May 4, 2005

Media Contact, Genzyme	Investor Contact, Genzyme
Dan Quinn	Sally Curley
(617) 768-6849	(617) 768-6140

Media Contact, Bone Care International
Brian Hayden
(608) 662-7800

Genzyme and Bone Care International Announce Merger Agreement

Genzyme to Acquire Bone Care, Adding Complementary Therapy to Renagel;
Accelerates Commercial Entry into Earlier Stages of Chronic Kidney Disease

     CAMBRIDGE, Mass. and MADISON, Wisc. – Genzyme Corporation (Nasdaq: GENZ) and Bone Care International (NASDAQ: BCII) announced today that they have signed a definitive merger agreement under which Genzyme will acquire Bone Care in an all cash transaction valued at $33.00 per fully diluted share, or approximately $600 million, net of Bone Care’s cash of $119 million.

     With the close expected in the third quarter of the year, Genzyme expects the transaction to be neutral in 2005, and accretive beyond. Genzyme will provide specific advice upon completion of purchase accounting.

     The acquisition of Bone Care brings Genzyme a complementary line of products and a profitable commercial organization that will strengthen and diversify Genzyme’s renal business. Bone Care’s Hectorol® (doxercalciferol), a line of vitamin D2 pro-hormone products, is used to treat secondary hyperparathyroidism in patients on

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dialysis, where it can be used in tandem with Genzyme’s Renagel® (sevelamer hydrochloride) and other phosphate binders. Hectorol is available in intravenous form for patients on hemodialysis, and in oral forms primarily used by patients with earlier stage chronic kidney disease (CKD). It is the first and only vitamin D2 analog approved to treat the continuum of chronic kidney disease.

     Sales of Hectorol reached $59 million for the nine months ended March 31, 2005. Based on strong third quarter sales, Bone Care increased its revenue guidance on April 26 to a range of $82-$83 million for fiscal year 2005, ending June 30, 2005.

     “We are tremendously excited for the opportunity to bring these products to Genzyme,” said Henri A. Termeer, Genzyme’s chairman and chief executive officer. “The addition of the Bone Care organization and the Hectorol brand will solidify and strengthen our growing renal business, while further broadening our overall product portfolio. This important therapy for patients with earlier stages of chronic kidney disease will provide Genzyme with valuable commercial experience and speed our entry into this much larger market.”

     Paul Berns, Bone Care’s president and chief executive officer, said: “Genzyme has recognized the potential of our strong growth platform and the value our employees bring to patients, clinicians and shareholders. We believe that this merger is a tremendous opportunity to optimize Bone Care’s global business potential.”

Strong Strategic Fit

     The use of Renagel and Hectorol are each supported by a large and growing body of clinical evidence. Both products are well positioned in the National Kidney Foundation’s (NKF) K/DOQI guidelines for Bone Metabolism and Disease in Chronic Kidney Disease. Renagel, the only calcium-free, metal-free phosphate binder, controls

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serum phosphorus levels in patients with CKD on hemodialysis. The NKF’s K/DOQI guidelines recommend sevelamer hydrochloride as a first-line treatment option to reduce phosphorus. Renagel has an established safety profile, is not systemically absorbed and provides phosphorus control without the concerns of calcium or metal accumulation. Renagel is used by more than 350,000 people worldwide.

     Hectorol capsules are a unique pro-hormone vitamin D2 analog formulation indicated for the treatment of secondary hyperparathyroidism in patients with CKD stages 3, 4, and 5. Hectorol treats secondary hyperparathyroidism, a condition that impacts a significant number of patients with earlier stages of CKD. This condition, if left untreated, can result in bone disease, muscle weakness, reduced immunity, cardiovascular disease and increased mortality. Genzyme estimates that more than 500,000 patients in the United States with CKD stage 3 and stage 4 have elevated PTH levels above K/DOQI targets.

     Beyond Renagel’s current indication for patients on hemodialysis (stage 5 CKD), Genzyme is developing a next generation sevelamer for use in hyperphosphatemic patients in earlier stages of chronic kidney disease. Genzyme has begun enrolling patients in a short-term clinical trial of sevelamer carbonate to evaluate the product’s equivalence to Renagel, and anticipates launching a study later this year to evaluate sevelamer carbonate’s potential to benefit hyperphosphatemic patients with earlier stage chronic kidney disease.

     Genzyme intends to integrate Bone Care into its own renal operations in the United States. Genzyme will also begin immediate work on the registration of Hectorol outside of the United States, with particular focus on Europe and Asia. Presently, Hectorol is only sold in North America.

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     “This transaction provides a great strategic opportunity for Genzyme to expand our renal business further, and to raise the visibility of both product lines with nephrologists and renal patients throughout the world,” said John P. Butler, president, Genzyme Renal.

     In addition to Renagel, Genzyme developed and now markets Fabrazyme, an enzyme replacement therapy for Fabry disease, a degenerative disorder that can lead to kidney failure; and Thymoglobulin, a polyclonal antibody product used to treat rejection of a kidney transplant. Genzyme is also investigating future treatments focused on polycystic kidney disease, and working to improve renal patient care through support of basic research, disease awareness initiatives and treatment access programs.

     Bone Care has an active development program for Hectorol and other vitamin D analogs in CKD and a range of other diseases, including psoriasis and cancers of the prostate, breast and colon.

Financial Terms

     Genzyme’s acquisition of Bone Care will take the form of a merger, with shareholders receiving $33.00 per share. As of March 31, 2005, Bone Care had approximately $119 million in cash and equivalents. Genzyme has access to more than $1.5 billion in cash and equivalents, including an undrawn line of credit. The transaction has been approved by the boards of directors of both companies, and is subject to approval by Bone Care’s shareholders and clearance under the Hart-Scott-Rodino Antitrust Improvements Act. The transaction is expected to be completed in the third quarter of 2005. Genzyme will issue revised financial guidance after completion of purchase accounting.

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About Renagel (sevelamer hydrochloride)

Renagel is indicated for the control of serum phosphorus in patients with chronic kidney disease (CKD) on hemodialysis. Renagel is contraindicated in patients with hypophosphatemia or bowel obstruction. In a 52-week study, the most common side effects included vomiting, nausea, diarrhea, and dyspepsia. Drug-drug interactions may occur with some medications and should be taken into consideration when instructing patients how to take Renagel.

For more information about Renagel, including complete prescribing information, please visit www.renagel.com.

About Hectorol® (doxercalciferol)

Hectorol® is indicated for the treatment of secondary hyperparathyroidism in patients with Stage 3 or Stage 4 chronic kidney disease and patients with stage 5 chronic kidney disease on dialysis. Hectorol® should not be given to patients with a tendency towards hypercalcemia or evidence of vitamin D toxicity. Overdosage of any form of vitamin D, including Hectorol®, is dangerous. Acute hypercalcemia may exacerbate tendencies for cardiac arrhythmias and seizures and may potentiate the action of digitalis drugs. Chronic hypercalcemia can lead to generalized vascular calcification and other soft-tissue calcification. The principal adverse effects of treatment of Hectorol® are hypercalcemia, hyperphosphatemia, hypercalciuria, and oversuppression of iPTH. Oversuppression of iPTH may lead to adynamic bone syndrome.

About Bone Care

Bone Care is a specialty pharmaceutical company engaged in the discovery, development and commercialization of innovative therapeutic products to treat the unmet medical needs of patients with debilitating conditions and life-threatening diseases. The company’s current commercial and therapeutic focus is in nephrology, utilizing Hectorol, a novel vitamin D hormone therapy, to treat secondary hyperparathyroidism in patients with moderate to severe chronic kidney disease and end-stage renal disease. In addition to chronic kidney disease, the company is developing vitamin D hormone therapies to treat hyperproliferative disorders such as cancer and psoriasis.

About Genzyme

One of the world’s leading biotechnology companies, Genzyme is dedicated to making a major positive impact on the lives of people with serious diseases. Founded in 1981, Genzyme has grown from a small start-up to a diversified enterprise with annual revenues exceeding $2 billion and more than 7,000 employees in locations spanning the globe. With many established products and services helping patients in more than 80 countries, Genzyme is a leader in the effort to develop and apply the most advanced technologies in the life sciences. The company’s products and services are focused on

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rare inherited disorders, kidney disease, orthopedics, cancer, transplant and immune diseases, and diagnostic testing. Genzyme’s commitment to innovation continues today with a substantial development program focused on these fields, as well as heart disease and other areas of unmet medical need.

Safe Harbor Statement

This press release contains forward-looking statements, including statements about the completion of a merger transaction between Genzyme and Bone Care and the timing thereof, the expected impact on Genzyme’s earnings, 2005 revenue guidance for Hectorol, plans to initiate a sevelamer carbonate study and the timing thereof, integration of Bone Care’s operations and the Hectorol sales and marketing operations, and plans for registration of Hectorol outside the U.S. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others, the possibility that the transaction is not completed; the possibility that the transaction does not obtain FTC clearance on terms acceptable to the companies; the possibility that other closing conditions are not met, including receipt of Bone Care shareholder approval; the actual timing and content of submissions to and decisions made by regulatory authorities, including those outside of U.S. in regards to Hectorol; the ability to attract and retain qualified sales forces; the accuracy of the companies’ information concerning the CKD marketplace, including growth projections; and the risks and uncertainties described in reports filed by Genzyme and Bone Care with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, including without limitation the information under the heading “Factors Affecting Future Operating Results” in Genzyme’s Annual Report on Form 10-K for the year ending December 31, 2004, and under the heading “Contingencies” in Bone Care’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2004. We caution investors not to place substantial reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this press release, and we undertake no obligation to update or revise the statements.

Bone Care will file with the Securities and Exchange Commission (the “SEC”), and furnish to its shareholders, a proxy statement soliciting proxies for the meeting of its shareholders to be called with respect to the proposed merger. Bone Care shareholders are advised to read the proxy statement when it is finalized and distributed to them because it will contain important information. Bone Care shareholders and other interested parties will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. Bone Care shareholders and other interested parties will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Bone Care International, 1600 Aspen Commons, Middleton, WI, 53562, telephone: 608-662-7800, or from Bone Care’s website, http://www.BoneCare.com

Bone Care and certain of its directors, executive officers and other members of management and employees may, under SEC rules, be deemed to be “participants” in

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the solicitation of proxies from Bone Care shareholders with respect to the proposed merger. Information regarding the people who may be considered “participants” in the solicitation of proxies will be set forth in Bone Care’s proxy statement relating to the proposed merger when it is filed with the SEC. Information regarding certain of these people and their beneficial ownership of Bone Care common stock as of October 12, 2004 is also set forth in Bone Care’s proxy statement for its 2004 Annual Meeting of Shareholders, which was filed with the SEC on October 25, 2004.

Conference Call Information

There will be a joint conference call today at 10:15 am ET to discuss the proposed merger between Genzyme Corporation and Bone Care. If you would like to participate, please call 719-457-2656. A replay of this call will be available from 2:45 pm. ET on May 4, 2005, to midnight ET on May 11, 2005, by calling 719-457-0820. Please refer to reservation number 8494364. This call will also be webcast live at the investor section of http://www.genzyme.com.

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